Exhibit 99.1

News Release

EPSILON ANNOUNCES AN INCREASED BORROWING BASE AND PERMIAN OPERATIONS UPDATE

Houston, Texas–June 25, 2024 – Epsilon Energy Ltd. (“Epsilon” or the “Company”) (NASDAQ: EPSN) today reported the results of a borrowing base redetermination on the Company’s senior secured reserve-based revolving credit facility (the “Credit Facility”) with Frost Bank (the “Lender”).

Effective on June 21, 2024, the Lender redetermined the Company’s borrowing base at $45 million, which will remain until the next redetermination in the fourth quarter of 2024. The borrowing base now includes the recently acquired and developed properties in Ector County, Texas. The Lender’s total commitment is equal to the borrowing base amount. All other terms of the Credit Facility remain the same.

In Ector County, Texas, the recently completed Ava well, the sixth well drilled in the Pradera Fuego project, started flow-back in mid-May. Over the last twenty-five days, the well has averaged 1,290 BOEPD (gross, 79% oil) from a ~11,000’ lateral. The well is the best performer in the project so far, outperforming pre-drill estimates. Completion operations are now underway on the Katy well (7th well in the project), with flow-back expected next month. This well extends into the large undeveloped Cowden leasehold, in which the Company acquired an interest in June 2023. Epsilon holds a 25% working interest (18.75% NRI) in the Pradera Fuego project.

About Epsilon

Epsilon Energy Ltd. is a North American onshore natural gas and oil production and gathering company with assets in Pennsylvania, Texas, New Mexico, and Oklahoma.

Contact Information:

281-670-0002

Jason Stabell
Chief Executive Officer
Jason.Stabell@EpsilonEnergyLTD.com

Andrew Williamson
Chief Financial Officer
Andrew.Williamson@EpsilonEnergyLTD.com